Exhibit 10.4

FORM OF
CHANGE OF CONTROL AGREEMENT FOR
CHIEF OPERATING OFFICER, CHIEF FINANCIAL OFFICER AND
OTHER KEY EMPLOYEES

[AMENDED AND RESTATED]
CHANGE OF CONTROL AGREEMENT

This [Amended and Restated] Change of Control Agreement (the “Agreement”), is dated this              day of November, 2013 and shall be effective as of November 1, 2013 (the “Effective Date”), is entered into by and between Summer Infant (USA), Inc., a Rhode Island corporation (the “Company”), and the Employee of the Company named on the signature page hereto (the “Employee”).  [Effective as of the date hereof, this Agreement will supersede in all respects the Change of Control Agreement employment agreement between the Company and the Employee dated [                        ].]

Preliminary Statements

The Board of Directors (the “Board”) of the parent company, Summer Infant, Inc. (“Parent”), and the Company have determined that it is in the best interest of the Parent, its stockholders and the Company to assure itself of the continued availability of the services of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as herein defined).

In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with certain severance benefits upon a Change of Control.

Agreement

In consideration of the foregoing premises and the respective covenants and agreements of the parties set forth below, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Incentive for Continuous Employment.  If, prior to the last day of the 12th full calendar month following the consummation of an event constituting a Change of Control (it being recognized that more than one event constituting a Change of Control may occur in which case the 12-month period shall run from the date of occurrence of each such event), (a) the Company terminates the Employee’s employment other than (i) for Cause (as herein defined), or (ii) because of the Employee’s Disability (as herein defined) or death, or (b) the Employee terminates his employment for Good Reason (as herein defined) (any such termination in clauses (a) or (b) being referred to as a “Payment Event”), then after such termination the Employee shall be entitled to receive from the Company the following cash payments (together, the “Payments”):  (1) an amount equal to the Employee’s annual Base Salary (as herein defined) multiplied by the payment percentage provided for on Schedule 1 attached to this Agreement (“Schedule 1”), and (2) the amount of any earned or accrued, but unpaid, bonus for the fiscal year in which the Employee is terminated, prorated for the number of months that the Employee was employed during such fiscal year (rounded up to the nearest whole month).

The Payments will be payable by the Company commencing on the 61st day following the Payment Event, provided that Employee has executed and submitted a release of claims required in Section 9(s) on or before the 60th day following the Payment Event, in installments over the Restricted Period in accordance with the Company’s regular payroll practices.  In addition, the Employee shall be entitled to (i) the immediate vesting of all outstanding equity awards (including restricted stock grants and stock options) and (ii the severance benefits listed on Schedule 1 (the “Severance Benefits”).  The Employee shall not be entitled to: (A) any Payment, (B) immediate vesting of equity awards or (C) any Severance Benefits if the Employee terminates the Employee’s employment without Good Reason, if the Employee’s employment is terminated for Cause or if the Employee’s employment ceases as a result of Employee’s death or Disability.

2.                                      Definitions.  In addition to the capitalized terms used and defined elsewhere in this Agreement, the following capitalized terms used in this Agreement shall, for purposes of this Agreement, have the meanings set forth below.

“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and with respect to any natural person, includes the members of such person’s immediate family (spouse, children and parents, whether by blood, marriage or adoption, or anyone residing in such person’s home).

“Base Salary” means the Employee’s annual base salary as in effect at the time of such termination, and the Base Salary calculated for purposes of this Agreement shall not reflect any voluntary salary reductions that may be in effect at the time of such termination.

“Business Partner” means a supplier, manufacturer, vendor or licensor (person or entity) with whom Company, Parent or any of their respective Affiliates has a business relationship and with which Employee had business-related contact or dealings, or about which Employee received Confidential Information, during the two years prior to the termination of Employee’s employment with the Company or during Employee’s employment, whichever is the shorter period.   A Business Partner does not include a supplier, manufacturer, vendor or licensor that has fully and finally decided to terminate its business relationship with Company, Parent or any of their respective Affiliates independent of any conduct or communications by Employee or breach of this Agreement, and which has, in fact, ceased doing any business with the Company, Parent or any of their respective Affiliates.

“Cause” means the occurrence of one or more of the following:  (i) Employee’s willful and continued failure to substantially perform Employee’s reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to disability or from the assignment to Employee of duties that would constitute Good Reason), which failure continues for a period of at least thirty (30) days after written demand for substantial performance has been delivered by the Company to the Employee which specifically identifies the manner in which the Employee has failed to substantially perform his duties; (ii) Employee’s willful conduct which constitutes misconduct and is materially and demonstrably injurious to the Company, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the

Board at a meeting of the Board at which the Employee is provided an opportunity to be heard; (iii) Employee being convicted of, or pleading nolo contendere to a felony; or (iv) Employee being convicted of, or pleading nolo contendere to a misdemeanor based in dishonesty or fraud.

“Change of Control” means (i) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Parent, as such terms are used in Regulation 14A promulgated under the Securities Exchange Act of 1934) shall be considered as though such individual was a member of the Incumbent Board; or (ii) the approval by the stockholders of the Parent of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions (but not including  an underwritten public offering of the Parent’s common stock or other voting securities (or securities convertible into voting securities of the Parent) for the Parent’s own account registered under the Securities Act of 1933), in each case, with respect to which Persons who were stockholders of the Parent immediately prior to such reorganization, merger, consolidation or other corporate transaction do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities, (iii) a liquidation or dissolution of the Parent or the sale of all or substantially all of the assets of the Parent (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned or terminated prior to being consummated); or (iv) the acquisition by any Person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, of more than fifty percent (50%) of either the then outstanding shares of the Parent’s common stock or the combined voting power of the Parent’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as a “Controlling Interest”) excluding any acquisitions by (x) the Parent or any of its Affiliates or (y) any employee benefit plan (or related trust) sponsored or maintained by the Parent or any of its Affiliates.

“Competition”  and/or “Engaging in Competition” means providing services to a Competitor of the Company or Parent (whether as an employee, independent contractor, consultant, principal, agent, partner, officer, director, investor, or shareholder, except as a shareholder of less than one percent of a publicly traded company) that: (i) are the same or similar in function or purpose to the services Employee provided to the Company or Parent during his/her employment by the Company, and/or (ii) will likely result in the disclosure of Confidential Information to a Competitor or the use of Confidential Information on behalf of a Competitor.

“Competitor” means any person, corporation or other entity that designs, manufactures, sells or distributes infant, juvenile and/or children’s health, safety and wellness products in one or more product categories that are sold by the Company, Parent or any of their respective Affiliates, including, without limitation, products in the monitoring, health and safety, nursery, baby gear, feeding, play and furniture product categories.

“Confidential Information” shall be as defined in Section 3(a) of this Agreement.

“Consulting Services” means any activity that involves providing consulting or advisory services with respect to any relationship between the Company, Parent or any of their respective Affiliates, on the one hand, and any third party, on the other hand, and that is likely to result in the use or disclosure of Confidential Information.

“Disability” means that the Employee has been unable to perform his or her duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least four (4) weeks after its commencement, is determined to be total and permanent by a physical selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be affected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment.  In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

“Good Reason” means (i) the material diminution in Employee’s authority, duties or responsibilities; (ii) the relocation of Employee to a location more than thirty (30) miles from his employment location at the Effective Date; (iii) a material diminution in the Employee’s annual base salary as in effect immediately prior to such diminution, other than in connection with a general diminution in Company compensation levels and in amounts commensurate with the percentage diminutions of other Company employees of comparable seniority and responsibility; or (iv) if applicable, any other action or inaction which constitutes a material breach by the Company or any of its Affiliates of an agreement between the Employee and the Company or Parent pursuant to which the Employee provides services to the Company or any of its Affiliates.

No violation described in clauses (i) through (iv) above shall constitute Good Reason unless the Employee has given written notice to the Company specifying the applicable clause and related facts giving rise to such violation within ninety (90) days after the occurrence of such violation and the Company has not remedied such violation to the Employee’s reasonable satisfaction within thirty (30) days of its receipt of such notice.

“Person” means any natural person or entity with legal status.

“Restrictive Area” refers to the United States, Canada, Mexico, United Kingdom, Australia and any other country where the Company sells its products.

“Restricted Period” means the period of time after termination of the Employee’s employment with the Company identified on Schedule 1.

3.                                      Restrictive Covenants.  The Employee has executed the Company’s Non-Competition, Non-Disclosure and Developments Agreement (“Other Restrictive Agreement”).  If (a) a Payment Event occurs or the (b) Employee’s employment is terminated by the Company for Cause following a Change of Control, then the terms and provisions of this Section 3 shall apply rather than the terms and provisions of the Other Restrictive Agreement. If Employee terminates his or her employment without Good Reason following a Change of Control, then the terms and provisions of the Other Restrictive Agreement shall apply rather than the terms and provisions of this Agreement.

The Employee acknowledges that in order to assure the Company that it will retain the value of its business relationships, it is reasonable that the Employee be limited in utilizing trade secrets and other confidential information of the Company, Employee’s special knowledge of the business of the Company and Employee’s relationships with customers, suppliers and others having business relationships with the Company in any manner or for any purpose other than the advancement of the interests of the Company, as hereinafter provided.  The Employee acknowledges that the Company would not enter into this Agreement and provide the benefits provided for herein without the covenants and agreements of the Employee set forth in this Section 3.  Notwithstanding anything else herein contained, the term “Company,” as used in this Section 3, shall refer to the Company, Parent, their respective Affiliates and their respective successors and assigns.

(a)                                 Confidentiality.  The Employee acknowledges that in the course of the Employee’s employment with the Company, Employee has had and is expected to continue to have extensive contact with Persons with which the Company has, had or anticipates having business relationships (including current and anticipated customers and suppliers), and to have knowledge of and access to trade secrets and other proprietary and confidential information of the Company, including, without limitation, the following non-public information: trade secrets, proprietary formulations generated, developed or licensed by the Company, manufacturing processes, procedures and techniques, material costing, operating margins, details of customer agreements, new product development, expansion  strategies,  sources of supply, employee compensation, and confidential information of third parties which is given to the Company  pursuant to an obligation or agreement to keep such information confidential or any other information relating to the Company that could reasonably be regarded as confidential or proprietary or which is not in the public domain (other than by reason of Employee’s breach of the provisions of this section)  (collectively, “Confidential Information”).  Accordingly, the Employee shall not at any time, either during the time Employee is employed by the Company or thereafter, use or purport to authorize any Person to use, reveal, report, publish, transfer or otherwise disclose to any Person, any Confidential Information without the prior written consent of the Company, except for disclosures by the Employee required by applicable law (but only to the extent the Company is given a reasonable opportunity to object to such disclosure and protect the Confidential Information) to responsible officers of the Company and other responsible Persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company.  Without limiting the generality of the foregoing, the Employee shall not, directly or indirectly, disclose or otherwise make known to any Person any information as to the Company’s employees and others providing services to the Company, including with respect to their abilities, compensation, benefits and other terms of employment or engagement. The Employee shall keep secret all such matters entrusted to Employee, and Employee shall not use or attempt to use any Confidential Information on behalf of any person or entity other than Company, or in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company.

Further, Employee agrees that, during his/her employment, Employee shall not make, use, or permit to be used, any notes, memoranda, reports, lists, records, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs other than for the benefit of the Company.   Employee further agrees that he/she shall not, after the termination of his/her employment, use or permit to be used any such notes, memoranda, reports, lists, records, specifications, software programs, data, documentation or other materials.  All of the foregoing shall be and remain the sole and exclusive property of the Company, and immediately upon the termination of Employee’s employment, Employee shall deliver all of the foregoing, and all copies thereof, to the Company at its main office.

(b)                                 Restriction on Competition.  During the Employee’s employment with the Company and thereafter during the Restricted Period, the Employee shall not, directly or indirectly, whether alone or in association with others, engage in Competition or provide Consulting Services within the Restricted Area.

(c)                                  Non-Interference.  During the Employee’s employment with the Company and thereafter during the Restricted Period, the Employee shall not, interfere with the Company’s relationship with its Business Partners by soliciting or communicating (regardless of who initiates the communication) with a Business Partner to induce or encourage the Business Partner to stop doing business or reduce its business with the Company, unless a duly authorized officer of the Company gives Employee written authorization to do so.  Employee also agrees that during the Non-Interference Period, he/she will not work on a Company account on behalf of a Business Partner or serve as the representative of a Business Partner for the Company.  During the Restrictive Period, Employee also will not interfere with the Company’s relationship with any employee of the Company by:  (i) soliciting or communicating with such employee to induce or encourage him or her to leave the Company’s employ (regardless of who first initiates the communication); (ii) helping another person or entity evaluate such employee as an employment candidate; or (iii) otherwise  helping any  person or  entity hire an employee  away from  the Company  unless a duly authorized  officer of  the Company gives Employee written authorization to do so.   Where required by law, the foregoing restriction will only apply to employees with whom Employee had material contact or about whom Employee received Confidential Information within the shorter period of Employee’s employment with the Company or during the last two years prior to the termination of Employee’s employment with the Company.

(d)                                 Non-disparagement.  The Employee shall not at any time, either during the time Employee is employed by the Company or thereafter, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company (including its directors and employees and other providing services to the Company), or any of its products or services, nor shall the Employee engage in any other conduct or make any other statement that could reasonably be expected to impair the goodwill of any of them, the reputation of any products or services of the Company or the marketing of such products or services, in each case except as may be required by law, and then only after consultation with the Company to the extent possible.

(e)                                  Assignment of Inventions.  Employee agrees that he/she will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of Company, and  hereby assigns  to the Company, or  its designee, all  Employee’s right, title, and interest in and to any and all inventions,  original works of authorship, developments,  concepts,  improvements, designs, discoveries,  ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce  to practice,  or cause to be conceived or developed or reduced to practice,  while in the course of his/her employment for the Company during the period of time Employee is in the employ of the Company  and relating to the business of the Company (collectively referred to as “Inventions”).  Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which are protectable by copyright are “works made for hire,” and as such are the sole property of the Company.  Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention.

4.                                      Remedies.  The Employee agrees that the restrictions set forth in Section 3, including the length of the Restricted Period, the geographic area covered and the scope of activities proscribed, are reasonable for the purposes of protecting the value of the business and goodwill of the Company and Parent.  The Employee acknowledges that compliance with the restrictions set forth in Section 3 will not prevent Employee from earning a livelihood, and that in the event of a breach by the Employee of any of the provisions of Section 3, monetary damages would not provide an adequate remedy to the Company.  Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to seek injunctive and other equitable relief (without having to post bond or other security and without having to prove damages or the inadequacy of available remedies at law) to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Employee for attorneys’ fees and expenses incurred by it in enforcing these provisions.  In addition to its other rights and remedies hereunder, the Company shall have the right to require the Employee to account for and pay over to it all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by the Employee from any breach of the covenants of Section 3, and may set off any such amounts due it from the Employee against any amounts otherwise due Employee from the Company.  If the Employee breaches any covenant set forth in Section 3, the running of the Restricted Period as to such covenant only shall be tolled for so long as such breach continues.  It is the desire and intent of the parties that the provisions of Sections 3 and 4 be enforced in full; however, if any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this Agreement relating to the time period, scope of activities or geographic area of restrictions is invalid or unenforceable, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable with respect only to the jurisdiction in which such adjudication is made.  If any other part of this Agreement is determined by such a court to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

5.                                      Termination of this Agreement.  This Agreement shall commence on November 1, 2013 the Effective Date and terminate on October 31, 2015, provided, however, that (a) if an event constituting a Change of Control shall occur while this Agreement is in effect, this Agreement shall automatically be extended for twelve (12) months from the date the Change of Control occurs and (b) the Company may extend this Agreement in its sole discretion by written notice to the Employee.  For purposes of this Section 5 only (and not for purposes of determining whether the Payment and the Severance Benefits have become payable), a Change of Control shall be deemed to have occurred if the event constituting a Change of Control has been consummated on or prior to expiration of the term of this Agreement or if such event or one or more other events constituting a Change of Control have not been consummated but the material agreements for any of such events have been executed and delivered by the parties to any such event on or prior to expiration of the term of this Agreement (each such event being referred to as a “Pending Event”). For any Pending Event, this Agreement shall automatically be extended until such time as the related material agreements have been unconditionally terminated without consummation of the applicable Pending Event and if any such Pending Event is consummated pursuant to the related material agreements (as amended, restated, supplemented or otherwise modified), this Agreement shall further automatically be extended for twelve (12) months from the date each such Pending Event is so consummated.

6.                                      No Alteration of Employment Terms or Status.  Except as expressly provided in this Agreement, nothing herein shall alter in any way any of the terms of employment of the Employee, including without limitation the Employee’s rights with respect to any equity awards Employee may have been granted by Parent (whether under a Parent incentive compensation plan or outside such plans).  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be “at-will,” as defined under applicable law.  If the Employee’s employment is terminated for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as may otherwise be established under the Company’s existing employee benefit plans or policies at the time of termination.

7.                                      Parachute Payments.   If Independent Tax Counsel (as herein defined) determines that the aggregate payments and benefits provided or to be provided to the Employee pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Employee from the Company or any of its Affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Employee would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 7(a), then no such reduction shall be made. The determination of the Independent Tax Counsel under this Section 7 shall be final and binding on all parties hereto. The determination of which payments or benefits to reduce in order to avoid the Excise Tax shall be determined in the sole discretion of the Employee; provided, however, that unless the Employee gives written notice to the Company specifying the order to effectuate the limitations described above within ten (10) days of the Independent Tax Counsel’s determination to make such reduction, the Company shall first reduce those payments or benefits that will cause a dollar-for-dollar reduction in total Parachute Payments, and then by reducing other Parachute Payments, to the extent possible, in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date the reduction is to be made. Any notice given by the Employee pursuant to the preceding sentence, unless prohibited by law, shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlement to any benefits or compensation. For purposes of this Section 7, “Independent Tax Counsel” shall mean an attorney, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of Employee compensation tax law, who shall be selected by the Company and shall be acceptable to the Employee (the Employee’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.

8.                                      Code Section 409A.  (a)              If any provision of this Agreement (or of any payment of compensation, including benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with the Employee, reform such provision to comply with Code Section 409A; provided that the Company agrees to make only such changes as are necessary to bring such provisions into compliance with Code Section 409A and to maintain, to the maximum extent practicable, the original intent and economic benefit to the Employee of the applicable provision without violating the provisions of Code Section 409A.

(b)                                 Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his death (the “Deferral Period”). Upon the expiration of the Deferral Period, all payments and benefits deferred pursuant to this Section 8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Employee that would not be required to be delayed if the premiums therefor were paid by the Employee, the Employee shall pay the full cost of premiums for such welfare benefits during the Deferral Period and the Company shall pay (or cause to be paid) to the Employee an amount equal to the amount of such premiums paid by the Employee during the Deferral Period promptly after its conclusion.

(c)                                  Any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Employee following the year in which the expense was incurred.  The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee.  The right to Taxable Reimbursements, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(d)                                 Payment of any Taxable Reimbursements under this Agreement must be made by no later than the end of the taxable year of the Employee  following the taxable year of the Employee in which the Employee remits the related taxes.

9.                                      Miscellaneous.

(a)                                 Entire Agreement.  This Agreement (including Schedule 1) sets forth the entire understanding of the parties with respect to the subject matter hereof and merges and supersedes any prior or contemporaneous agreements (whether written or oral) between the parties pertaining thereto, including without limitation any prior agreements, arrangements, understandings or commitments of any nature whatsoever relating to severance payments or other compensation in connection with termination of Employee’s employment.  The Employee acknowledges that he has read and understands the provisions of this Agreement.  The Employee further acknowledges that he has been given an opportunity for his legal counsel to review this Agreement and that the provisions of this Agreement are reasonable.

(b)                                 Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(c)                                  Waiver.  No waiver by any party of any of its rights under this Agreement shall be effective unless in writing and signed by the party against which the same is sought to be enforced.  No such waiver by any party of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement.  No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

(d)                                 Successors and Assigns.  The Employee shall not have the right to assign Employee’s rights or obligations hereunder.  The Company shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of the Employee, except in accordance with Section 9(k) hereof.  Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and permitted assigns.  Except as otherwise specifically provided herein, the rights and obligations of the parties under this Agreement shall be unaffected by a Change of Control.

(e)                                  Additional Acts.  The Employee and the Company shall execute, acknowledge and deliver and file, or cause to be executed, acknowledged and delivered and filed, any and all further instruments, agreements or documents as may be necessary or expedient in order to consummate the transactions provided for in this Agreement and do any and all further acts and things as may be necessary or expedient in order to carry out the purpose and intent of this Agreement.

(f)                                   Communications.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered, on the business day following the day such communication is sent by national overnight delivery service, upon electronic confirmation of recipient’s receipt of a facsimile of such communication, or five days after being deposited in the United States mail enclosed in a registered or certified postage prepaid envelope, return receipt requested, and addressed to the recipient at the address set forth beneath the recipient’s signature to this Agreement, or sent to such other address as a party may specify by notice to the other party in accordance herewith, provided that notices of change of address shall only be effective upon receipt.

(g)                                 Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h)                                 Withholding Taxes.  The Company may withhold from amounts payable under this Agreement such federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation and the Company shall be authorized to take such action as may be necessary in the opinion of the Company’s counsel to satisfy all obligations for the payment of such taxes.

(i)                                    Exchange Act Requirements.  If the Employee is a “named executive officer” within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder, Employee understands and agrees that the payments provided for in this Agreement may be subject to a vote, advisory or otherwise, by the Parent’s stockholders under the Exchange Act and the rules promulgated thereunder, together with additional requirements that may be imposed by any stock exchange upon which the Parent’s common stock or other securities are listed from time to time.

(j)                                    Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Rhode Island applicable to agreements made and to be performed entirely in such state, without regard to the conflict of laws principles of such state.

(k)                                 Consolidation, Merger or Sale of Assets.  If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity the term “Company” as used in this Agreement shall mean such other entity and this Agreement shall continue in full force and effect. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(l)                                    Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

(m)                             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  In the event that any signature to this Agreement is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

(n)                                 Litigation; Prevailing Party.  If any litigation is instituted regarding this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall pay, all reasonable fees and expenses of counsel for the prevailing party.

(o)                                 Waiver of Jury Trial.  Each party hereto knowingly, irrevocably and voluntarily waives its right to a trial by jury in any litigation which may arise under or involving this Agreement.

(p)                                 Venue; Jurisdiction.  If any litigation is to be instituted regarding this Agreement, it shall be instituted in the state and federal courts located in Providence County, Rhode Island, and each party irrevocably consents and submits to the personal jurisdiction of such courts in any such litigation, and waives any objection to the laying of venue in such courts.  Service of process in any such litigation shall be effective as to any party if given to such party by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as provided in Section 9(f).

(q)                                 Remedies Cumulative.  No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

(r)                                  No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(s)                                   Release.  Notwithstanding any provision herein to the contrary, the Company shall not have any obligation to pay (or cause to be paid) any amount or provide any benefit under this Agreement unless and until the Employee executes, within sixty (60) days after a Payment Event, a release of the Company, Parent and their respective Affiliates and related parties, in such form as the Company may reasonably request, of all claims against the Company, Parent and their respective Affiliates and related parties relating to the Employee’s employment and termination thereof and unless and until any revocation period applicable to such release has expired.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have each duly executed this Agreement as of the date set forth above.

COMPANY:

SUMMER INFANT (USA), INC.

By:
Name:
Title:

EMPLOYEE:

Name:
Address:

Schedule 1

Employee:

Position/Title:

Payment Percentage:                                                                             [50%/100%]

Severance Benefits:                                                                                    For a period commencing with the month in which termination of employment shall have occurred and ending [6/12] months thereafter, the Employee and, as applicable, the Employee’s covered dependents shall be entitled to all benefits under the Company’s welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), as if the Employee were still employed during such period, at the same level of benefits and at the same dollar cost to the Employee as is in effect at the time of termination. If and to the extent that equivalent benefits shall not be payable or provided under any such plan, the Company shall pay or provide (or cause to be paid or provided) equivalent benefits on an individual basis.  The benefits provided in accordance herewith shall be secondary to any comparable benefits provided to the Employee and, as applicable, the Employee’s covered dependents by another employer of the Employee.

Restricted Period:                                                                                                 [6/12] months